Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 ASR of United Technologies Corporation of our report dated February 13, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting of Raytheon Company, which appears in United Technologies Corporation's Current Report on Form 8-K dated September 27, 2019.  We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
September 27, 2019